Exhibit 23
Consent of Independent Accountants


Ford Motor Company
The American Road
Dearborn, Michigan

Re:      Ford Motor Company Registration Statement
         Nos. 33-64607, 33-54735, 33-54275, 33-50194,
         33-36061, 33-14951, 2-95020, 333-28181, 333-49545
         and 333-47443 on Form S-8

We consent to the incorporation by reference in the above Registration Statements of our report dated June 5, 1998, to the Board of Directors of Ford Motor Company with respect to the financial statements of the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees at December 31, 1997 and 1996, and for the year ended December 31, 1997, which is included in this Annual Report on Form 11-K.


/s/Coopers & Lybrand L.L.P.


400 Renaissance Center
Detroit, Michigan 48243
June 5, 1998

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